CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 25, 2009 on the financial statements and financial highlights of The Westport Fund and The Westport Select Cap Fund, each a series of shares of beneficial interest of The Westport Funds.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Westport Funds.   We also consent to the references to our Firm in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2009